FREEDMAN & GOLDBERG

CERTIFIED PUBLIC ACCOUNTANTS

A PROFESSIONAL CORPORATION

ERIC W. FREEDMAN MICHAEL GOLDBERG DAVID C. GREIP JULIE A. CHEEK WILLIAM A. MARSHALL	31150 NORTHWESTERN HIGHWAY, SUITE 200 FARMINGTON HILLS, MICHIGAN 48334 (248) 626-2400 FAX: (248) 626-4298	AMY S. JACKNOW GLORIA MOORE JUDITH A. COOPER DAVID T. OTIS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of i2 Telecom International, Inc. on the Form SB2 of our report dated March 29, 2007 for i2 Telecom International, Inc. for the years ended December 31, 2006 and 2005 appearing as part of this Registration Statement and to the reference to our firm under the caption “Experts” in the Prospectus.

\s\ Freedman & Goldberg

Freedman & Goldberg, CPAs, PC

Farmington Hills, MI

June 28, 2007